Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Funding of Litigation Escrow Account

SAN FRANCISCO, CA, June 1, 2010 – Visa Inc. (NYSE:V) today announced that on May 28, 2010, it had deposited $500 million into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). Under the terms of the Plan, the $500 million deposit has the effect of a repurchase by the Company of 6,737,112 shares of Class A common stock at approximately $74.2158 per share, on an as-converted basis, by reducing the as-converted Class B common stock share count from 142,987,780 to 136,250,668. The deposit and price per share calculations were conducted in accordance with the Company’s certificate of incorporation using the volume-weighted average price over the 6-day pricing period from May 20, 2010, through May 27, 2010. As a result of the deposit, the conversion rate applicable to the Company’s Class B common stock has decreased from 0.5824 to 0.5550.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

##

About Visa: Visa operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.corporate.visa.com

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These statements can be identified by the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and similar expressions which are intended to identify forward-looking statements. In addition, any underlying assumptions are forward-looking statements.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors, including all the risks discussed in Part 1, Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the most recent fiscal year and any subsequent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on such statements, which speak only as of the date of presentation. Unless required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Paul Cohen, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com